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                                                                    Exhibit 99.1


PRESS RELEASE                           Contact:   Tim Harkness
                                                   Molecular Devices Corporation
                                                   (408) 747-3533

  MOLECULAR DEVICES ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE AXON INSTRUMENTS

SUNNYVALE, CALIF., MARCH 21, 2004 - Molecular Devices Corporation (Nasdaq: MDCC) today announced that it has entered into a definitive agreement to acquire Axon Instruments, Inc., (ASX:AXN.AX) for approximately U.S. $70 million in cash and approximately U.S. $70 million in Molecular Devices common stock (based on a current average stock price). In addition, Molecular Devices will assume Axon's approximately U.S. $29 million in cash and marketable securities. This strategic transaction would expand Molecular Devices' product portfolio with systems for cellular neurosciences and genomics and combine complementary product lines in the fast-growing areas of high throughput imaging and electrophysiology. Among the expected benefits of the acquisition are product development synergies and improved distribution of Axon's products through Molecular Devices' worldwide sales and marketing organization.

Established in 1983, Axon is a pioneer in the field of electrophysiology, the preferred method for studying ion channels, an area of significant interest to pharmaceutical companies and life sciences researchers. Axon's products for electrophysiology address a wide range of customer needs, from lower-throughput research tools to the PatchXpress system for automated ion channel analysis. Axon also offers a popular line of instruments for scanning DNA and protein arrays and the ImageXpress system for high throughput biology applications. Axon achieved revenues of U.S. $33.5 million in 2003 and was profitable on both an operating and a net income basis. Axon employs 128 people, primarily in its Union City, California headquarters.

Commenting on the transaction, Dr. Joseph Keegan, President and Chief Executive Officer of Molecular Devices, said, "This acquisition is an exciting opportunity for Molecular Devices to broaden our footprint in our core drug discovery and life sciences markets and further strengthen our technology base. Both Molecular Devices and Axon possess world-class engineering and longstanding track records for delivering innovative products. Together, we would have an exceptional capability to provide enabling technology in areas of great importance to pharmaceutical and life sciences customers, including genomics, imaging, and the screening of GPCRs, kinases and ion channels."

Dr. Alan Finkel, Chief Executive Officer of Axon, added, "Molecular Devices' technological expertise, market presence, and excellent reputation make it an ideal partner for Axon. This combination would enhance the visibility of Axon's products and accelerate the development of innovative new products, particularly in the areas of imaging and ion channel screening." After the closing of the transaction, it is anticipated that Dr. Finkel will become Vice President and Chief Technology Officer of Molecular Devices, reporting to Dr. Keegan, who will remain President and Chief Executive Officer. As previously announced, Geoffrey Powell will retire from the position of President of Axon after the closing of the transaction.

Under the terms of the transaction, each share of Axon common stock would be converted into the right to receive U.S. $0.1359 in cash and 0.00734 of a share of Molecular Devices common stock. A substantial portion of the equity held in Axon is traded on the Australian Stock Exchange (ASX) in CUFS; each CUFS holder would also receive U.S. $0.1359 in cash and 0.00734 of a share of Molecular Devices common stock for each share of Axon common stock subject to a CUFS. Holders of options, other than those issued under Axon's employee option

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plans, would receive cash and shares of Molecular Devices common stock in the same amounts as they would have received had they exercised their options immediately prior to the effective date of the acquisition, net of the option exercise price. Molecular Devices would also assume outstanding options to purchase Axon common stock issued under Axon's employee option plans, which would convert into options to purchase common stock of Molecular Devices.

The transaction is subject to customary closing conditions, including approval of the transaction by the stockholders of Molecular Devices and the shareholders of Axon, Hart-Scott-Rodino clearance and the effectiveness of a registration statement with the Securities and Exchange Commission. If the transaction closes by the end of the second quarter of 2004, Molecular Devices would anticipate increasing its revenue guidance for the second half of 2004 by $20 million, bringing it to a range of $145 million to $155 million for the full year. Molecular Devices also expects that it would realize $4 million to $5 million in expense synergies on an annualized basis. The transaction is expected to be neutral to earnings per share guidance for 2004 and Molecular Devices anticipates maintaining its current EPS guidance of $0.65 to $0.75 for the year. While Molecular Devices has not established guidance for 2005, the transaction is expected to be accretive to the EPS generated by Molecular Devices on a stand-alone basis in 2005.

CONFERENCE CALL INFORMATION

Molecular Devices will host a conference call on Monday, March 22 at 8:00 a.m. PST (11:00 a.m. EST). Interested parties can participate in the call by dialing 800-967-7141 (domestic) or 719-457-2630 (international). A taped replay of this call will be available through April 2, 2004. Replay dial-in numbers are 888-203-1112 (domestic) and 719-457-0820 (international) and the access code for the replay is 583884. Investors can also access a live web-cast of the call through a link posted on the investor page on Molecular Devices' website (www.moleculardevices.com). A replay of the web-cast will remain at this location through April 2, 2004.

ABOUT MOLECULAR DEVICES CORPORATION

Molecular Devices Corporation is a leading developer of high-performance, bioanalytical measurement systems that accelerate and improve drug discovery and other life sciences research. Molecular Devices' systems and consumables enable pharmaceutical and biotechnology companies to leverage advances in genomics and combinatorial chemistry by facilitating the high-throughput and cost-effective identification and evaluation of drug technologies that integrate its expertise in engineering, molecular and cell biology, and chemistry. Molecular Devices enables its customers to improve research productivity and effectiveness, which ultimately accelerates the complex process of discovering and developing new drugs.

ABOUT AXON INSTRUMENTS, INC.

Axon Instruments, Inc., (www.axon.com) produces a broad spectrum of instrumentation and software for cellular neurosciences, genomics, and cell-based screening. In cellular neurosciences and genomics, Axon is widely recognized as one of the world's pre-eminent manufacturers of drug discovery instrumentation. The company's goal is to produce a range of superior yet affordable instrument and software systems for drug discovery aimed at the pharmaceutical industry, biotechnology companies, and academic researchers. Founded in 1983 and located in Union City, California and Melbourne, Australia, Axon Instruments is a California corporation listed on the Australian Stock Exchange (symbol: AXN.AX).

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking" statements, including statements related to the success of the acquisition and potential future revenues, expense synergies and earnings. Any

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statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "believes," "anticipates," "plans," "expects," "will," and similar expressions are intended to identify forward-looking statements. The success of the acquisition and future operating results of Molecular Devices may differ materially from the results discussed or forecasted in the forward-looking statements due to factors that include, but are not limited to, risks associated with acquisitions, such as the potential inability to realize the expected benefits and synergies of the transaction, risks related to future opportunities and plans for the combined company, potential difficulties in the assimilation of operations, strategies, technologies and products of the acquired company, the risk of loss of key personnel of the acquired company and the risk of diversion of management attention from other business concerns, and general business risks including, among others, risks detailed from time to time in Molecular Devices' SEC reports, including its Annual Report on Form 10-K for the year ended December
31, 2003. Molecular Devices Corporation does not undertake any obligation to update forward-looking statements.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Molecular Devices Corporation plans to file a Registration Statement on SEC Form S-4 in connection with the merger, and Molecular Devices and Axon expect to mail a Joint Proxy Statement/Prospectus to stockholders of Molecular Devices and shareholders of Axon containing information about the merger. Investors and security holders are urged to read the Registration Statement and the Joint Proxy Statement/Prospectus carefully when they are available. The Registration Statement and the Joint Proxy Statement/Prospectus will contain important information about Molecular Devices, Axon the merger and related matters. Investors and security holders will be able to obtain free copies of these documents through the website maintained by the U.S. Securities and Exchange Commission at http://www.sec.gov. Free copies of the Joint Proxy Statement/Prospectus and these other documents may also be obtained from Molecular Devices by directing a request through the Investors portion of Molecular Devices' website at www.moleculardevices.com or by mail to Molecular Devices Corporation, 1311 Orleans Drive, Sunnyvale, California, 94089, attention: Investor Relations, telephone: (408) 747-3533.

In addition to the Registration Statement and the Joint Proxy Statement/Prospectus, Molecular Devices files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by Molecular Devices at the SEC public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Molecular Devices' filings with the Commission are also available to the public from commercial document-retrieval services and at the website maintained by the Commission at http://www.sec.gov.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

Molecular Devices will solicit proxies from Molecular Devices' stockholders in favor of the issuance of shares of Molecular Devices' common stock in the merger. The directors and executive officers of Molecular Devices and the directors and executive officers of Axon may be deemed to be participants in Molecular Devices' solicitation of proxies. Certain executive officers and directors of Axon have interests in the merger that may differ from the interests of stockholders generally. These interests will be described in the Joint Proxy Statement/Prospectus when it becomes available.

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